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                                                                  Exhibit 99.1


FOR IMMEDIATE RELEASE             MEDIA CONTACTS:          INVESTOR CONTACT:
                                  Martha Holler            Jeff Heinz
                                  703/810-5178             703/810-7751
                                  Molly Sullivan
                                  703/810-7157


              USA EDUCATION, INC. (NYSE:SLM) REPORTS FOURTH-QUARTER "CORE CASH BASIS" EARNINGS PER DILUTED SHARE OF $.80
                  - A 21-PERCENT INCREASE OVER YEAR-AGO QUARTER

RESTON, VA., JAN. 18, 2001 - USA Education, Inc., known as Sallie Mae, today reported that its fourth-quarter 2000 "core cash basis" earnings were $138 million, a 28-percent increase over the year-ago quarter of $108 million. "Core cash basis" earnings per diluted share were $.80, a 21-percent increase over $.66 per diluted share in the year-ago quarter.

         For the year ended Dec. 31, 2000, "core cash basis" earnings were $492 million, or $2.93 per diluted share, an 18-percent increase over the prior year of $405 million, or $2.48 per diluted share.

         The "core cash basis" earnings for the 2000 fiscal year exclude one-time charges for integration costs and the amortization of goodwill. These pre-tax charges were $53 million and $18.7 million respectively, and they are primarily associated with the USA Group acquisition, which closed on July 31, 2000.

         "In 2000, we significantly expanded our earnings potential through a number of key acquisitions," said Albert L. Lord, vice chairman and chief executive officer. "The benefits of our transactions with USA Group and Student Loan Funding are already apparent, as we dramatically grew our managed portfolio, diversified our revenue sources and continued to recapture market share. We expect to continue to capitalize on these opportunities in 2001."

         Other operating income for the 2000 fourth quarter totaled $120 million, compared to $20 million for the year-ago quarter and $103 million for the prior quarter. The increase from the year-ago quarter is the result of the USA Group transaction, which generated $94 million for the quarter from guarantor servicing, loan servicing and other fee income.

         The company acquired $2.4 billion of student loans during the fourth quarter, compared to $1.7 billion in the 1999 fourth quarter. Loan acquisitions for 2000 totaled a record $20.5 billion, compared to $13.7 billion in the prior year. Average managed student loans for the year 2000 were $60.3 billion, a 19-percent increase over the prior year.


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USA EDUCATION, INC. -- FOURTH-QUARTER EARNINGS
PAGE 2


         Sallie Mae's "control channel," or loans disbursed on its origination platform, totaled $2.0 billion in the current quarter, a 58-percent increase over $1.2 billion in the year-ago quarter. For the year ended Dec. 31, 2000, "control channel" disbursements were $7.3 billion, a 42-percent increase over the prior year of $5.1 billion.

         "Core cash basis" results measure the recurring earnings of the company. Accordingly, securitization transactions are treated as financings, not sales, and as a result, gains on such sales are eliminated. Non-recurring items such as floor income, gains or losses on the sale of investment securities and student loans, and the one-time integration charge are not included. In addition, the amortization of goodwill is excluded.

         Separately, Sallie Mae also reported fourth-quarter 2000 GAAP net income of $99 million, or $.56 per diluted share. The company entered into cap and floor contracts that are an effective economic hedge of a segment of the student loan portfolio. These positions do not meet the hedge effectiveness requirements under GAAP, and as a result, were marked to market, and a $25 million pre-tax loss was recorded on the GAAP financial statements in the fourth quarter of 2000.

           For the year ended Dec. 31, 2000, GAAP net income was $465 million, or $2.76 per diluted share, compared with $501 million, or $3.06 per diluted share, in the prior year. The 2000 fiscal year results include the one-time integration charge related to the USA Group acquisition.

                                     * * *

         Statements in this release referring to expectations as to future market share, the successful consummation of any business acquisitions and other future developments are forward-looking statements, which involve risks, uncertainties and other factors that may cause the actual results to differ materially from such forward-looking statements. Such factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of applicable laws and regulations, and from changes in such laws and regulations, changes in the demand for educational financing or in financing preferences of educational institutions, students and their families, and changes in the general interest rate environment. For more information, see the company's filings with the Securities and Exchange Commission. * * * USA Education, Inc. (Sallie Mae) is the nation's leading provider of financial services for postsecondary education and the largest provider of funding for education loans.


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